FOR IMMEDIATE RELEASE

CONTACT

Jim Ankner
Take-Two Interactive Software, Inc.
(646) 536-3006
james.ankner@take2games.com

Take-Two Interactive Software, Inc. Reschedules Annual Meeting of Shareholders to March 29, 2007

New York, NY - March 19, 2007 - Take-Two Interactive Software, Inc. (NASDAQ: TTWO) announced today that the Company has postponed its annual meeting scheduled for March 23, 2007 until March 29, 2007. The meeting will be held at a time and location to be designated in a revised Notice of Meeting, to be issued later today. The current record date of February 26, 2007 for the annual meeting remains unchanged.

The Company also announced that, in light of the expressed intention of a shareholder group to act by written consent under certain circumstances, the Board of Directors has set a record date of the close of business on March 29, 2007 for the purpose of determining the shareholders entitled to act by written consent.

The purposes of the Board’s actions are to provide additional time to review the proposed actions of the shareholder group and also to evaluate alternative courses of actions that could potentially be presented to the shareholders, including a possible sale of the Company. An additional objective of the Board is that shareholders, including the shareholder group, not take any action that would preclude an evaluation of any alternative that the Company might develop and that could potentially be presented to shareholders. There is no assurance that any specific alternative proposal will be forthcoming.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company's stock option grants and the restatement of our consolidated financial statements as well as the risks and uncertainties stated in this release. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will ensure the continued listing of the Company’s common stock on NASDAQ. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 in the section entitled "Risk Factors".

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